UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 26, 2007

MOTIENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23044	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road, Suite 600
Reston, VA	20190
(Address of Principal	(Zip Code)
Executive Offices)

Registrant’s telephone number, including area code: 703-483-7800

300 Knightsbridge Parkway, Lincolnshire, IL 60069

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 – Unregistered Sales of Equity Securities.

On April 26, 2007 Motient exchanged an aggregate of 1,659,045 shares of its common stock for 932,048 shares of common stock of TerreStar Networks Inc. with three holders of options to purchase shares of TerreStar common stock who exercised those options and exchanged the underlying shares for shares of Motient common stock. Motient was obligated to effect the exchange pursuant to certain obligations relating to Motient’s exchange of shares of its common stock for shares of TerreStar common stock held by certain funds affiliated with Columbia Capital (“Columbia”) and Spectrum Equity Investors (“Spectrum”) that was completed on September 25, 2006. Pursuant to Motient’s agreements with Columbia and Spectrum, as well as provisions in the TerreStar Stockholders Agreement, Motient was obligated to exchange shares of Motient common stock for shares of TerreStar common stock held by other TerreStar stockholders on the same economic terms as the transactions Motient entered into with Columbia and Spectrum. Each of these former TerreStar option holders waived a closing condition in their exchange agreement with Motient requiring that a registration statement covering the resale of the Motient shares they received be effective prior to the closing of the exchange.

The shares were issued to the former TerreStar option holders who are accredited investors within the meaning of Rule 501 of Regulation D in reliance on exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Appropriate restrictive legends were affixed to the certificates representing the shares of Motient common stock issued to the former TerreStar option holders.

Item 7.01 – Regulation FD Disclosure.

On April 30, 2007 Motient issued a press release, a copy of which is attached hereto as Exhibit 99.1. This item is furnished, not filed, pursuant to Regulation FD.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Motient Corporation dated April 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTIENT CORPORATION

By:	/s/ Jeffrey Epstein
Jeffrey Epstein
General Counsel and Secretary

Date: April 30, 2007